Exhibit 10.29

Antero Midstream Partners LP
1615 Wynkoop Street
Denver, Colorado 80202

Antero Resources Corporation
1615 Wynkoop Street
Denver, Colorado 80202

Re:Letter Agreement Regarding Membership Interest Purchase Agreement

This Letter Agreement (the “Letter Agreement”) amends and restates the letter agreement, dated December 5, 2025, between Antero Midstream Partners LP (“AMLP”) and Antero Resources Corporation (“Antero Resources”), and is effective as of such date. Reference is made to that certain Membership Interest Purchase Agreement, dated as of December 5, 2025, by and among HG Energy II LLC, HG Energy II Production Holdings, LLC (together with its subsidiaries, “HG Production”), HG Energy II Midstream Holdings, LLC (together with its subsidiaries, “HG Midstream”), Antero Resources Corporation (“Antero Resources”) and Antero Midstream Partners LP (“AMLP”) (as may be amended from time to time, the “Purchase Agreement”).  Pursuant to the Purchase Agreement, (i) Antero Resources agreed to acquire all of the issued and outstanding equity interests of HG Production and (ii) AMLP agreed to acquire all of the issued and outstanding equity interests of HG Midstream. Antero intends to, pursuant to Section 11.6 of the Purchase Agreement, elect to treat part or all its acquisition of the Oil & Gas Assets owned by HG II Production or its direct or indirect subsidiaries (excluding, for the avoidance of doubt, the AM Assets (as defined below)) (the “Assigned Assets”) via its acquisition of the HG II Production Interests, as an Exchange, and intends to assign all or a part of its rights under the Purchase Agreement with respect to the Assigned Assets to an exchange accommodation titleholder to effect such Exchange.  Capitalized terms used but not defined in this Letter Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.  Antero Resources and AMLP are sometimes collectively referred to in this Letter Agreement as “Parties” and individually as a “Party”.

In connection with the entry into the Purchase Agreement, the buyer-side representations and warranties insurance policies described on Schedule A attached hereto (collectively, the “Policy”) were obtained with Antero Resources as the named insured thereunder and AMLP as the additional insured thereunder.  This Letter Agreement sets forth the agreement of the Parties with respect to certain rights and obligations of the Parties under the Policy and the Purchase Agreement and certain other matters.

1.Purchase Agreement

(a)Purchase Price.  Each Party agrees, at the Closing, upon the terms and conditions set forth in the Purchase Agreement and this Letter Agreement, to pay such Party’s Pro Rata Share of the Base Purchase Price.

(b)Adjustments to Purchase Price.  Each Party acknowledges that the Purchase Agreement provides certain (i) adjustments to the Base Purchase Price made at Closing pursuant to Section 2.3 of the Purchase Agreement and (ii) adjustments to the Purchase Price made post-Closing pursuant to Section 2.7 of the Purchase Agreement.  While the Purchase Agreement specifies certain adjustments to the Base Purchase Price and Purchase Price will be made based on such Party’s Pro Rata Share, each Party agrees that certain adjustments should be allocated in the following manner:

(i)Adjustments pursuant to the following sections of the Purchase Agreement shall be allocated to Antero Resources or AMLP based on the relative cost, liability, obligation, fault, damage, payment or benefit to HG Production or HG Midstream, respectively:

1.	Section 2.3(b)(i)(A-C) and (E-H);

2.	Section 2.3(b)(ii)(A-G) and (I-M);

3.	Section 2.3(c)(i)(A-E);

4.	Section 2.3(c)(ii)(A); and

5.	Section 2.3(d).

(ii)Adjustments pursuant to the following sections of the Purchase Agreement shall be allocated to Antero Resources or AMLP based on such Party’s Pro Rata Share:

1.	Section 2.3(b)(i)(D); and

2.	Section 2.3(b)(ii)(H).

(c)Allocation of Other Items.  Each Party agrees that certain costs and benefits should be allocated in the following manner:

(i)Cost and benefits under the following sections of the Purchase Agreement shall be allocated to Antero Resources or AMLP based on the relative cost, liability, obligation, fault, damage, payment or benefit to HG Production or HG Midstream, respectively:

1.	Section 2.11(b)(x);

2.	Section 5.1;

3.	Articles VI – VIII;

4.	Section 9.1(d); provided, that if fault (or relative fault) is not clearly attributable to one entity, allocation shall be subject to Section 1(c)(ii) of this Letter Agreement;

5.	Section 9.9;

6.	Section 9.2;

7.	Section 9.13; and

8.	Section 9.15.

(ii)Cost and benefits under the following sections of the Purchase Agreement shall be allocated to Antero Resources or AMLP based on such Party’s Pro Rata Share:

1.	Section 9.1(d) and (e);

2.	Section 9.4;

3.	Section 9.5;

4.	Section 9.8;

5.	Section 9.11; and

6.	Section 9.12; provided, that filing fees actually paid by a Party shall be allocated to such Party.

(iii)Tax Matters.  As between Antero Resources and AMLP:

1.	Taxes of or relating to HG Production and its Subsidiaries shall be allocated to Antero Resources, and Taxes of or relating to HG Midstream and its Subsidiaries shall be allocated to AMLP; provided that Taxes of or relating to the AM Assets (as defined below) shall be allocated to AMLP and not Antero Resources.

2.	Antero Resources and AMLP shall each be entitled to any and all Tax refunds and credits of Taxes allocated to it pursuant to Section 1.3(c)(iii)(1) hereof. If a Party or its Affiliate receives a refund of Taxes to which the other Party is entitled pursuant to this Section 1(c)(iii)(2), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund.

3.	Antero Resources shall be entitled to control, at its sole cost and expense, any audit or administrative or judicial proceeding with respect to any Taxes or Tax Return (a “Tax Contest”) with respect to Taxes allocated to it pursuant to Section 1(c)(iii), and AMLP shall be entitled to control, at its sole cost and expense, any Tax Contest with respect to Taxes allocated to it pursuant to Section 1(c)(iii).

(iv)In the event that all or any portion of the Deposit is forfeited pursuant to the terms of the Purchase Agreement, responsibility for such forfeited Deposit shall be allocated to each Party based upon the relative fault of such Party in the matters giving rise to such forfeiture.

(v)Buyer costs under Section 9.16 and 9.17 of the Purchase Agreement shall be allocated to the Party making the request giving rise to such cost.

(vi)In the event that Buyer forfeits all or any portion of the Deposit in accordance with Section 13.3(a) of the Purchase Agreement, liability for the forfeited deposit shall be allocated to Antero Resources and AMLP based on each Party’s relative fault.  In the event that Buyer recovers actual damages and out-of-pocket expenses pursuant to Section 13.3(b) of the Purchase Agreement, the recovery shall be allocated to Antero Resources and AMLP based on each Party’s actual damages and out-of-pocket expenses.

(d)In the event that the Parties believe that a cost, liability, obligation, fault, damage or benefit allocated to a Party under this Section 1 should be allocated to the other Party, such cost, liability, obligation, fault, damage or benefit may be allocated to such other Party upon the mutual agreement of the Parties.  Subject to the preceding sentence, if at any time a Party believes that (i) such Party has incurred a cost, liability, obligation, fault or damage that should have been allocated to the other Party pursuant to the terms of this Letter Agreement or (ii) the other Party has received a payment or benefit that should have been allocated to such Party, such Party (the “Noticing Party”) shall deliver written notice to the other Party (the “Noticed Party”), which notice shall set forth in reasonable detail the Noticing Party’s good faith determination of (i) any cost, liability, obligation, fault or damage actually incurred by the Noticing Party that should have been allocated to the Noticed Party or (ii) any payment or benefit actually  received by the Noticed Party that should have been allocated to the Noticing Party, in each case along with reasonable supporting detail.

Upon receipt by the receiving Party of a notice pursuant to this Section 1(d), the Parties, acting in good faith, shall attempt to agree on the extent to which any cost, expense, payment or benefit was improperly incurred or received.  If the Parties agree on the amount that was improperly incurred by the Noticing Party or improperly received by the Noticed Party, the Noticed Party shall, within 10 days after such agreement, pay the agreed amount to the Noticing Party.

If the Parties are unable to agree on the amount that was improperly incurred or received within 20 days after receipt of notice of a notice pursuant to this Section 1(d), the dispute between the Parties with respect to such allegedly improperly incurred or received amount shall be exclusively and finally resolved by final and binding confidential arbitration pursuant to this Section 1(d).  There shall be a single arbitrator (“Arbitrator”), who shall be the Houston, Texas office of Deloitte (or such other independent, nationally recognized accounting firm the Parties mutually select), provided that such person neither presently is, nor in the past five years has been, retained to represent either Party in a matter material to such Party (other than with respect resolving disputes under this Letter Agreement), and who shall not, under applicable standards of professional conduct then prevailing, have a conflict of interest in representing either Party in an action to determine such Party’s rights under this Letter Agreement. The arbitration proceeding shall be held in Houston, Texas and shall commence no later than 90 days following appointment of the Arbitrator.  The Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Arbitrator shall be bound by the rules set forth in this Section 1(d) and the Purchase Agreement and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary or helpful to make a proper determination.  The Arbitrator’s determination shall be limited to determining the amount that was alleged to be improperly incurred or received by a Party.  Each Party shall each bear its own legal fees and other costs of presenting its case.  The Arbitrator shall also clearly state which Party’s positions in the aggregate that the Arbitrator found more persuasive in its decision making process, and the other Party shall bear 100% of the costs and expenses of the Arbitrator.

(e)In order to better give effect to the intent of the Parties that (i) Antero Resources (or its assignee) acquire the upstream business of HG Energy II LLC and that (ii) AMLP (directly or indirectly) acquire the midstream business and water business of HG Energy II LLC, the Parties acknowledge that certain assets owned by HG Production or its direct or indirect subsidiaries relating to the midstream and/or water businesses (the “AM Assets”) will be conveyed by HG Production or its subsidiaries to AMLP or its direct or indirect subsidiaries immediately after the Closing (and which conveyance has been taken into account in the Party’s respective Pro Rata Shares of the Purchase Price) (such assets, the “Certain Conveyed Assets”).  Accordingly, any reference herein to the benefits to or costs of a Party, HG Production, HG Midstream or similar references, and any rights of AMLP pursuant to the Policy, shall in each case take into account the fact that AMLP or its subsidiary has acquired the assets the subject of the conveyances described in this Section 1(e).

2.Insurance Policy

(a)Maintenance of Policy.  Each Party agrees to take such actions as are reasonably necessary to keep the Policy in full force and effect until the 84-month anniversary of the Closing Date (or such earlier or later time as the Parties shall mutually agree), including to pay (or causing to be paid) premium and other payments as described in Section 2(b) hereof. Antero Resources shall promptly provide to AMLP any notice Antero Resources receives as the named insured regarding the Policy, including but not limited to any notice of termination, cancellation, non-payment of premium, assignment of or request to assign the Policy or any portion thereof to another insurance company, request to modify or amend any terms of the Policy, or revocation of authority provided to any underwriting agent or claims adjuster by the insurers issuing the Policy. The Parties agree to reasonably cooperate with respect to any such notice, and Antero Resources shall use commercially reasonable efforts to ensure that AMLP’s rights as additional insured are not adversely affected in connection with any such notice. To the extent either Party intends to assign its rights to receive proceeds payable under the Policy to any lender providing financing in connection with the transactions contemplated by the Purchase Agreement pursuant to Section XII.F of the primary layer of the Policy and/or name any such lender a loss payee under the Policy, the Parties agree to use commercially reasonable efforts to cooperate to effectuate such assignment and/or the naming of such lender as a loss payee up to the Pro Rata Share of the Policy limit applicable to such Party.

(b)Premiums.  In accordance with Section 9.8 of the Purchase Agreement, Antero Resources and AMLP shall each pay (or cause to be paid) its Pro Rata Share of all costs of the Policy in a reasonably prompt manner as such costs come due, including any fees, costs, premiums, underwriting fees, Taxes, and commissions. For avoidance of doubt, any costs associated with the retention or deductible under the Policy shall be borne as set forth in Section 2(e) hereof.

(c)Claims and Policy Proceeds.

(i)

Notice of Intent to Make Claim; Joint Claims; Cooperation. At least 10 days prior to making a claim under the Policy, a Party shall notify the other Party of its intent to do so (such notice, a “Claim Notice”).  Within 5 days after receiving a Claim Notice, the Party receiving such Claim Notice shall notify the other Party if it intends to make a joint claim under the Policy (such notice, a “Joint Claim Notice”), in which case the Parties will reasonably coordinate to submit a joint claim under the Policy (a “Joint Claim”).  Regardless of whether the Parties submit a Joint Claim, the Parties agree to use commercially reasonable efforts to cooperate in connection with either Party’s pursuit of any claim under the Policy, including providing any requested documents and making available representatives of either Party to assist with such claim.  With respect to pursuit of any claim, the Parties agree to maintain confidentiality of their communications and documents exchanged and preserve all applicable privileges between them to the maximum extent of the law.

(ii)

Policy Proceeds.  Except as otherwise set forth in this Letter Agreement, and subject to Policy limits and retention requirements, Antero Resources shall be entitled to any Policy proceeds for claims relating to HG Production (other than the Certain Conveyed Assets) and AMLP shall be entitled to any Policy proceeds for claims relating to HG Midstream (and the Certain Conveyed Assets).  It is acknowledged and agreed that Antero Resources, as the named insured under the Policy, has the right pursuant to Section VII.D of the primary layer of the Policy to receive payment of any Policy proceeds or direct payment to another person or entity. Antero Resources hereby agrees to distribute any Policy proceeds it receives or direct payment of any Policy proceeds in accordance with this Section 2(c) to ensure that Policy proceeds for claims relating to HG Production (other than the Certain Conveyed Assets) are received by Antero Resources and Policy proceeds for claims relating to HG Midstream (and the Certain Conveyed Assets) are

received by AMLP.  To the extent a claim relates to both HG Production (other than the Certain Conveyed Assets), one the one hand, and HG Midstream and the Certain Conveyed Assets, on the other hand, Policy proceeds for such claim shall be allocated to Antero Resources and AMLP in proportion to the relative damage sustained by each Party as a result of the matter giving rise to such claim.  To the extent the relative damage sustained by each Party as a result of the matter giving rise to such claim is indeterminable, each Party shall be allocated its Pro Rata Share of any Policy proceeds for such claim.  If the Parties, acting in good faith, are unable to agree how to allocate Policy proceeds for a claim, the Parties will use the procedures set forth below to determine how payment of such claim will be allocated.

(iii)

Dispute Resolution Procedure for Policy Proceeds.  Upon receipt of notice that any insurers issuing the Policy intend to pay proceeds of the Policy for any claim, the Parties, acting in good faith, shall attempt to agree on how such Policy proceeds will be allocated between the Parties.  If the Parties are unable to agree on the allocation of any such Policy proceeds within 20 days after receipt of notice that such proceeds will be paid by any insurers, the dispute between the Parties with respect to allocation of such proceeds shall be exclusively and finally resolved by final and binding confidential arbitration pursuant to this Section 2(c).  There shall be a single arbitrator (“Arbitrator”), who shall be an attorney with at least 10 years’ experience in the upstream and midstream oil and gas industry and who neither presently is, nor in the past five years has been, retained to represent either Party in a matter material to such Party (other than with respect resolving disputes under this Letter Agreement), and who shall not, under applicable standards of professional conduct then prevailing, have a conflict of interest in representing either Party in an action to determine such Party’s rights under this Letter Agreement. The Parties shall attempt to agree on an arbitrator that meets such qualifications in good faith.  If the Parties cannot agree on an arbitrator within 14 days, the Parties shall apply to the Denver office of the American Arbitration Association for selection of the arbitrator.  The arbitration proceeding shall be held in Denver, Colorado and shall commence no later than 90 days following appointment of the Arbitrator.  The Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making his or her determination, the Arbitrator shall be bound by the rules set forth in this Section 2.3(c) and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary or helpful to make a proper determination.  The Arbitrator, however, may not allocate to a Party an amount, if paid out under the Policy, that would result in the aggregate amount of payments to such Party under the Policy to exceed such

Party’s Pro Rata Share of the maximum Policy limit.  The Arbitrator’s determination shall be limited to determining how to allocate Policy proceeds on a claim. Each Party shall each bear its own legal fees and other costs of presenting its case.  The Arbitrator shall also clearly state which Party’s positions in the aggregate that the Arbitrator found more persuasive in its decision making process, and the other Party shall bear 100% of the costs and expenses of the Arbitrator.

(d)Limits.  Without the consent of the other Party, no Party shall be entitled to be allocated Policy proceeds in an amount which would result in such Party having received aggregate claims payments in excess of such Party’s Pro Rata Share of the maximum Policy limit.

(e)Retention.  If at the time payment of any Policy proceeds is made the portion of the aggregate retention borne under the Policy by a Party exceeds such Party’s Pro Rata Share of the maximum amount of retention required by the Policy, the Party receiving payment on such claim (the “Receiving Party”) shall be required to pay (such payment, a “True-up Payment”) to the other Party (the “Other Party”) an amount in cash equal to (i) the retention amount borne by the Other Party minus (ii) the Other Party’s Pro Rata Share of the maximum amount of retention required by the Policy; provided, the amount of cash to be paid as a True-up Payment shall not exceed the amount of cash received by the Receiving Party in respect of such claim.

(f)Assignment of Policy.  Without the prior written consent of the other Party, a Party shall not assign the Policy (or any rights or obligations thereunder) to any person unless such Party’s rights and obligations under this Section 2 are also assigned to such person in compliance with Section 5 hereof.

3.Service Agreement Amendments

Each Party agrees to use commercially reasonable efforts to cause (i) that certain Second Amendment and Restated Gathering and Compression Agreement, dated December 8, 2019, by and between Antero Resources and Antero Midstream LLC and (ii) that certain First Amended and Restated Water Services Agreement, dated effective as of September 24, 2015, by and between Antero Resources, Antero Water LLC and Antero Treatment LLC to be amended with an effective date of the Effective Time to, among other things, provide for on-pad compression with respect to certain wells and a transition period before certain water services will be provided under the agreements with respect to certain assets, on terms approved by the Conflicts Committees of the Boards of Directors or Antero Resources and Antero Midstream Corporation.

4.Notices

Except with respect to any notices contemplated in connection with the Exchange, all notices, requests, or consents provided for or permitted to be given under this Letter Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by electronic transmission; and

a notice, request, or consent given under this Letter Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Party hereto must be sent to or made at the following addresses (or such other address as that Party may specify by notice to the other Parties):

If to AMLP:

Antero Midstream Partners LP
1615 Wynkoop Street
Denver, Colorado 80202
Attn:Justin J. Agnew (**********)
Yvette K. Schultz (generalcounsel@anteroresources.com)

If to Antero Resources:

Antero Resources Corporation
1615 Wynkoop Street
Denver, Colorado 80202
Attn:Brendan E. Krueger (**********)
Yvette K. Schultz (generalcounsel@anteroresources.com)

5.Assignment

This Letter Agreement may not be assigned by either Party without the prior written consent of the other Party; provided that Antero Resources may assign all or a part of this Letter Agreement to an exchange accommodation titleholder, and such exchange accommodation titleholder may assign this Letter Agreement to Antero Resources or one of its affiliates, in each case including, for the avoidance of doubt, its rights and obligations under Section 2 of this Letter Agreement.

6.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a)Governing Law.THIS LETTER AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, INCLUDING STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED TO THE EXTENT MANDATORILY REQUIRED.

(b)Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process.EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LETTER AGREEMENT, EACH PARTY TO THIS LETTER AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS (INCLUDING THE ELEVENTH DIVISION OF THE TEXAS BUSINESS COURT) AND TEXAS FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN HOUSTON, TEXAS, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) WAIVES ANY OBJECTION OR CHALLENGE THAT IT MAY HAVE TO THE PERSONAL JURISDICTION OF SUCH COURTS, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)Waiver of Jury Trial. Each Party HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO

ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(c).

7.Amendment

All waivers, modifications, amendments and changes to this Letter Agreement shall be in writing and executed by the authorized representatives of the Parties.

8.Binding Effect

This Letter Agreement shall bind and inure to the benefit of the Parties and their respective heirs, legal representatives, executors, successors and permitted assigns.

9.Severability

If any term, covenant or condition of this Letter Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Letter Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Letter Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.Entire Agreement

This is the entire agreement between the Parties with respect to the matters covered by this Letter Agreement. It supersedes any and all other prior agreements, understanding, negotiations and discussions, oral or written, with respect to these matters.

11.Counterparts

This Letter Agreement may be executed in multiple counterparts, all of which, taken together, shall constitute an original document.

[Signature Page Follows]

Kindly acknowledge your agreement with the foregoing by signing this letter in the space provided below.

Sincerely,

Antero Midstream Partners LP

By:Antero Midstream Partners GP LLC,
its general partner

By:_/s/ Justin Agnew__________________

Name: Justin Agnew

Title: Chief Financial Officer and Vice

President – Finance

Antero Resources Corporation

By:_/s/ Brendan Krueger_______________

Name: Brendan Krueger

Title: Chief Financial Officer, Senior

Vice President – Finance and

Treasurer